Exhibit 99.1
IDENIX PHARMACEUTICALS REPORTS SECOND QUARTER AND SIX MONTH
2011 FINANCIAL RESULTS AND PROVIDES PIPELINE UPDATE
Cambridge, Mass., August 8, 2011 -
•	Lead nucleotide polymerase inhibitor IDX184 advancing clinically — The Company has initiated dosing of IDX184 in combination with pegylated interferon and ribavirin (Peg-IFN/RBV) in a Phase IIb hepatitis C virus (HCV) trial
•	HCV pipeline progressing — The Company has selected IDX719 as lead NS5A candidate, has identified IDX077 and IDX791 as two potential PI preclinical candidates, and is presently focused on generating and selecting promising novel nucleotide prodrug inhibitors
Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today reported unaudited financial results for the second quarter and six months ended June 30, 2011. At June 30, 2011, Idenix’s cash and cash equivalents totaled $78.4 million.
Ron Renaud, President and Chief Executive Officer, stated, “Over the last nine months, we have made significant progress in our product development pipeline. We are very pleased to have advanced IDX184, our lead novel nucleoside polymerase inhibitor, into a Phase IIb clinical study for patients with HCV infection. We anticipate reporting interim data from this study in the fourth quarter of 2011.”
Mr. Renaud continued, “In addition to IDX184, we are excited about the significant progress we have made in our pipeline of novel nucleotide polymerase inhibitors. By leveraging Idenix’s scientific expertise in this area, we have been able to generate many interesting and innovative preclinical HCV nucleotide prodrugs. We continue to believe this therapeutic class has the potential to become the backbone of the evolving HCV treatment paradigm. In addition, our lead NS5A inhibitor (IDX719) is currently in IND-enabling studies and we are looking forward to a year-end regulatory filing.”
Second Quarter and Six Month 2011 Financial Results
For the second quarter ended June 30, 2011, Idenix reported total revenues of $1.0 million, compared to total revenues of $1.3 million in the second quarter of 2010. The Company reported a net loss of $13.9 million, or a loss of $0.15 per basic and diluted share, for the second quarter ended June 30, 2011, compared to a net loss of $16.3 million, or a loss of $0.23 per basic and diluted share for the second quarter ended June 30, 2010.

For the six months ended June 30, 2011, Idenix reported total revenues of $5.0 million, compared to total revenues of $4.0 million in the six months ended June 30, 2010. The Company reported a net loss of $22.1 million, or a loss of $0.27 per basic and diluted share, for the six months ended June 30, 2011, compared to a net loss of $32.5 million, or a loss of $0.47 per basic and diluted share for the six months ended June 30, 2010. The $10.4 million reduction in net loss in 2011 was due primarily to lower expenses associated with the Company’s HCV drug candidates, IDX184 and IDX320, and non-recurring restructuring expenses in 2010. During the first half of 2010, the Company was conducting a Phase IIa clinical trial for IDX184 and clinical trials for IDX320, whereas there were no ongoing trials for either drug candidate in the six months ended June 30, 2011. The Company expects expenses to increase during the second half of 2011 as a result of the initiation of a Phase IIb clinical trial for IDX184 in July 2011.
2011 Financial Guidance
The Company expects that its current cash, cash equivalents and the anticipated royalty payments associated with product sales of Tyzeka®/Sebivo® (telbivudine) will be sufficient to satisfy its cash needs until at least the second quarter of 2012. This guidance assumes no additional milestone payments, license fees, reimbursement for development programs and no financing activities.
Operational Highlights
IDX184 Program
IDX184, Idenix’s lead pipeline candidate, is an investigational oral guanosine nucleotide polymerase inhibitor for the treatment of HCV that has demonstrated antiviral activity in both preclinical and clinical development.
In July 2011, the Company initiated enrollment of 100 HCV-infected patients into a 12-week Phase IIb trial of IDX184 in combination with pegylated interferon and ribavirin, and has begun dosing patients in this study. The Company anticipates releasing interim one month safety and antiviral activity data on the first 30 patients from the Phase IIb trial in the fourth quarter of 2011.
Novel Nucleotide Prodrug Program
Idenix has identified and is advancing in preclinical development additional highly potent nucleotide polymerase inhibitors, including both purine and pyrimidine compounds. As part of this effort, the Company is also pursuing several innovative prodrug approaches to preferentially deliver these agents to the liver.
NS5A Program
Idenix has selected IDX719 as the lead candidate for its NS5A program. In preclinical studies, IDX719 has shown potent activity and broad genotypic coverage. Studies to enable an Investigational New Drug (IND) application remain on track, and the Company expects to submit regulatory filings by year-end 2011 and begin the clinical program in early 2012.
Protease Inhibitor (PI) Program
Idenix has identified two potential PI candidates, IDX077 and IDX791, with broad genotypic activity. The Company expects to continue preclinical work in 2011, which could result in the selection of a lead candidate by year-end 2011.
ABOUT IDENIX
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with chronic hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

CONFERENCE CALL AND WEBCAST INFORMATION
Idenix will hold a conference call today at 4:30 p.m. ET. To access the call, please dial 800-471-3635 (U.S./Canada) or 706-758-9475 (International) and enter passcode 86055177. A slide presentation will accompany the conference call and can be accessed on the Investor section of the Idenix website at www.idenix.com. Please log on approximately 10 minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.
A replay of the conference call and webcast will be available until August 22, 2011, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International) and enter the passcode 86055177.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX184 or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of hepatitis C; the likelihood and success of any future clinical trials involving our drug candidates; and expectations with respect to additional milestone payments, future royalty payments, funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s dependence on its collaborations with Novartis Pharma AG and GlaxoSmithKline/ViiV Healthcare; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and the quarterly report on Form 10-Q for the quarter ended March 31, 2011, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.
All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.
Idenix Pharmaceuticals Contacts:
Kelly Barry (617) 995-9033 (media)
Eric Hoffman (617) 224-4485 (investors)

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Collaboration revenue — related party	$388	$527	$3,733	$2,943
Other revenue	656	789	1,312	1,056

Total revenues	1,044	1,316	5,045	3,999
Operating expenses (1):
Cost of revenues	590	675	1,136	1,234
Research and development	10,257	12,149	18,339	23,911
General and administrative	4,480	5,091	8,394	9,868
Restructuring charges	—	—	—	2,238

Total operating expenses	15,327	17,915	27,869	37,251

Loss from operations	(14,283)	(16,599)	(22,824)	(33,252)
Other income, net	374	347	680	788

Loss before income taxes	(13,909)	(16,252)	(22,144)	(32,464)
Income tax expense	—	(4)	(1)	(5)

Net loss	$(13,909)	$(16,256)	$(22,145)	$(32,469)

Basic and diluted net loss per share:	($0.15)	($0.23)	($0.27)	($0.47)

Shares used in calculation of basic and diluted net loss per share:	92,737	70,446	82,982	68,419

(1) Share-based compensation expenses included in operating expenses amounted to approximately:
Research and development	$280	$314	$551	$634

General and administrative	352	643	678	1,304

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$78,353	$46,115
Receivables from related party	1,170	840
Other current assets	3,138	2,535

Total current assets	82,661	49,490
Intangible asset, net	9,275	9,843
Property and equipment, net	6,072	7,179
Other assets	4,272	3,372

Total assets	$102,280	$69,884

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$9,460	$14,030
Deferred revenue, related party	3,037	3,036
Other current liabilities	3,053	2,928

Total current liabilities	15,550	19,994
Other long-term obligations	50,857	52,398
Deferred revenue, related party, net of current portion	27,079	28,588

Total liabilities	93,486	100,980
Stockholders’ equity (deficit)	8,794	(31,096)

Total liabilities and stockholders’ equity (deficit)	$102,280	$69,884